Exhibit 99

FIRST BANKS, INC.
ST. LOUIS, MISSOURI

NEWS RELEASE

Contacts:	Terrance M. McCarthy	Lisa K. Vansickle
	President and	Executive Vice President and
	Chief Executive Officer	Chief Financial Officer
	First Banks, Inc.	First Banks, Inc.
	(314) 854-4600	(314) 854-4600

Traded:	NYSE
Symbol:	FBSPrA – (First Preferred Capital Trust IV, an affiliated trust of First Banks, Inc.)

FOR IMMEDIATE RELEASE:

First Banks, Inc. Announces First Quarter 2013 Results
St. Louis, Missouri, April 26, 2013. First Banks, Inc. (the "Company"), the holding company of First Bank, today announced earnings of $6.7 million for the three months ended March 31, 2013 as compared to $3.4 million for the three months ended December 31, 2012 and $6.9 million for the three months ended March 31, 2012. First Bank recorded earnings of $10.7 million for the three months ended March 31, 2013 as compared to $7.4 million for the three months ended December 31, 2012 and $10.8 million for the three months ended March 31, 2012.
Terrance M. McCarthy, President and Chief Executive Officer of the Company, said, “We are very pleased to report continued positive earnings and growth in key capital ratios. Our financial performance reflects continued improvement in asset quality, including reductions in related expenses such as provision for loan losses and write-downs and other expenses on other real estate properties. Those improvements were somewhat offset by a decline in net interest income resulting from a decrease in loans and the challenging interest rate environment facing the banking industry. We are actively developing and implementing strategies to improve new loan origination and noninterest income levels throughout the remainder of 2013.”
Net Interest Income:
Net interest income was $37.9 million for the first quarter of 2013, in comparison to $41.1 million for the fourth quarter of 2012 and $43.8 million for the first quarter of 2012.
The net interest margin was 2.58% for the first quarter of 2013, in comparison to 2.68% for the fourth quarter of 2012 and 2.86% for the first quarter of 2012. The net interest margin continues to be negatively impacted by the change in the mix of our interest-earning assets, which have shifted from loans to cash and cash equivalents and investment securities, and a decrease in the average yield on loans and investment securities due to the historically low interest rate environment, partially offset by a decrease in the cost of interest-bearing deposits resulting from the continued change in the mix of our deposits from time deposits and money market deposits to demand deposits, and the continued re-pricing of certificates of deposit to current market interest rates upon maturity. Yields on interest-earning assets and costs of interest-bearing liabilities are summarized in the following table:

	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
Average yield on loans	4.32%	4.51%	4.79%
Average yield on investment securities	2.02	1.97	2.17
Average yield on interest-earning assets	3.02	3.14	3.42
Average cost of interest-bearing deposits	0.26	0.30	0.43
Average cost of interest-bearing liabilities	0.57	0.59	0.70
Provision for Loan Losses:
The provision for loan losses was zero for the first quarter of 2013 and the fourth quarter of 2012, in comparison to $2.0 million for the first quarter of 2012. The decrease in the provision for loan losses for the first quarter of 2013, as compared to the first quarter of 2012, was primarily attributable to the decrease in nonaccrual and potential problem loans, in addition to lower net charge-offs. Net loan charge-offs were $3.4 million for the first quarter of 2013, in comparison to $22.6 million for the fourth quarter of 2012 (including net charge-offs of $13.3 million associated with the sale of approximately $47.7 million of loans) and $9.4 million for the first quarter of 2012. Nonaccrual loans decreased $7.7 million, or 7.0%, during the first quarter of 2013 to $102.2 million at March 31, 2013 compared to $109.9 million at December 31, 2012 and $185.1 million at March 31, 2012.
Noninterest Income:
Noninterest income was $15.6 million for the first quarter of 2013, in comparison to $16.6 million for the fourth quarter of 2012 and $17.2 million for the first quarter of 2012.
The gain on sale of residential mortgage loans was $1.6 million for the first quarter of 2013, in comparison to $2.6 million and $2.4 million for the fourth quarter of 2012 and the first quarter of 2012, respectively, primarily reflecting a decrease in loan origination volumes in our mortgage division during 2013 as compared to the increased levels during 2012. The decrease in loan origination volume during the first quarter of 2013 is primarily attributable to a decline in mortgage refinance activity as a result of the increase in mortgage interest rates during this period.
Net (losses) gains on investment securities were $(416,000), zero and $522,000 for the first quarter of 2013, the fourth quarter of 2012 and the first quarter of 2012, respectively. The loss on investment securities for the first quarter of 2013 was attributable to other-than-temporary impairment of $407,000 recorded on a municipal security.
Net gains (losses) associated with changes in the fair value of mortgage and SBA servicing rights were $154,000, $(867,000) and $(210,000) for the first quarter of 2013, the fourth quarter of 2012 and the first quarter of 2012, respectively, primarily reflecting changes in mortgage interest rates and the related changes in estimated prepayment speeds during these time periods.
Noninterest Expense:
Noninterest expense was $46.4 million for the first quarter of 2013, in comparison to $54.6 million for the fourth quarter of 2012 and $52.1 million for the first quarter of 2012. The decrease in noninterest expense, as compared to the fourth quarter of 2012, is primarily reflective of a lower level of expenses related to nonperforming assets and potential problem loans and the implementation of certain measures intended to improve efficiency through the reduction of operating expenses.
Write-downs and expenses on other real estate properties and repossessed assets were $1.5 million, $7.5 million and $3.6 million for the first quarter of 2013, the fourth quarter of 2012 and the first quarter of 2012, respectively, and reflect write-downs on certain other real estate properties of $258,000, $6.6 million and $2.1 million, respectively, primarily resulting from a decline in the fair value of certain properties upon periodic revaluation.
Provision for Income Taxes:
The Company recorded a provision for income taxes of $365,000 for the first quarter of 2013, in comparison to a benefit for income taxes of $217,000 for the fourth quarter of 2012 and a provision for income taxes of $95,000 for the first quarter of 2012. The Company presently maintains a full valuation allowance against its net deferred tax assets.

Investment Securities:
Investment securities were $2.66 billion at March 31, 2013 compared to $2.68 billion at December 31, 2012 and $2.65 billion at March 31, 2012. The Company continues to maintain a high level of investment securities in an effort to support future loan growth opportunities.
Loans:
Loans, net of deferred loan fees, were $2.84 billion at March 31, 2013 compared to $2.93 billion at December 31, 2012 and $3.16 billion at March 31, 2012. The decrease in loans of $86.4 million during the first quarter of 2013 primarily reflects loan runoff, concentrated in problem loans and loans in markets the Company previously exited. The Company is continuing to focus on loan growth initiatives to offset the impact of the decrease in nonaccrual, potential problem and other loan relationships.
The Company's loan-to-deposit ratio was 51.52% at March 31, 2013, as compared to 51.89% at December 31, 2012, and 53.89% at March 31, 2012.
Deposits:
Deposits were $5.52 billion at March 31, 2013, in comparison to $5.65 billion at December 31, 2012 and $5.86 billion at March 31, 2012. Certificates of deposit, money market and savings deposits, and demand deposits declined $73.1 million, $21.4 million and $33.4 million, respectively, during the first quarter of 2013.
Asset Quality:
The Company reduced its overall level of nonperforming assets by $10.7 million, or 5.3%, and reduced its overall level of potential problem loans by $4.0 million, or 3.4%, during the first quarter of 2013. The Company reduced its ratio of nonaccrual loans to total loans to 3.59% at March 31, 2013, from 3.75% at December 31, 2012 and 5.86% at March 31, 2012 while maintaining a ratio of allowance for loan losses to nonaccrual loans of 86.25% and a ratio of allowance for loan losses to total loans of 3.10%. Certain asset quality metrics as of or for the quarterly periods are summarized in the following table:

	March 31, 2013	December 31, 2012	March 31, 2012
	(dollars expressed in thousands)
Provision for loan losses	$—	—	2,000
Nonaccrual loans	102,221	109,872	185,122
Performing troubled debt restructurings	126,602	128,917	131,531
Other real estate and repossessed assets	88,989	91,995	117,927
Potential problem loans	112,135	116,092	205,527
Net loan charge-offs	3,432	22,600	9,362
Ratio of:
Nonaccrual loans to loans	3.59%	3.75%	5.86%
Nonperforming assets to total assets	2.99	3.10	4.54
Allowance for loan losses to loans	3.10	3.13	4.13
Allowance for loan losses to nonaccrual loans	86.25	83.37	70.41
Regulatory Capital:
First Bank's regulatory capital ratios increased, reflecting continued and consistent improvement in each of the regulatory capital ratios, including an increase in First Bank's Total Capital Ratio to 17.60% at March 31, 2013, from 17.18% at December 31, 2012, and 15.63% at March 31, 2012. Regulatory capital ratios for First Bank and First Banks, Inc. are summarized in the following table:

	March 31, 2013	December 31, 2012	March 31, 2012
First Bank:
Total Capital Ratio	17.60%	17.18%	15.63%
Tier 1 Ratio	16.33	15.92	14.35
Leverage Ratio	9.50	9.13	8.54
First Banks, Inc.:
Total Capital Ratio	2.72	2.57	2.09
Tier 1 Ratio	1.36	1.28	1.04
Leverage Ratio	0.79	0.73	0.62
Corporate Transactions:
On April 19, 2013, First Bank completed the sale of its eight branches in the Tampa and St. Petersburg, Florida market area to HomeBanc National Association ("HomeBanc"), headquartered in Lake Mary, Florida, which resulted in a preliminary gain of approximately $400,000, net of a reduction in goodwill of $700,000 allocated to these branches. In conjunction with this transaction, HomeBanc assumed approximately $120.3 million of deposits, as well as certain other liabilities, and purchased certain other assets, including premises and equipment, associated with the eight branches. The Company also closed three other branch offices in the Northern Florida region during April 2013. The Company believes these transactions have the potential to improve core earnings performance during 2013 and in future years and believes it can be most effective in better serving its customers in Florida by focusing efforts and resources toward building its presence in the Bradenton, Palmetto and Longboat Key markets.

FINANCIAL SUMMARY

(dollars expressed in thousands, except per share data)

(UNAUDITED)

SELECTED OPERATING DATA

	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
Interest income	$44,351	48,080	52,341
Interest expense	6,429	6,954	8,569
Net interest income	37,922	41,126	43,772
Provision for loan losses	—	—	2,000
Net interest income after provision for loan losses	37,922	41,126	41,772
Noninterest income	15,569	16,631	17,219
Noninterest expense	46,370	54,643	52,058
Income before provision (benefit) for income taxes	7,121	3,114	6,933
Provision (benefit) for income taxes	365	(217)	95
Net income	6,756	3,331	6,838
Less: net income (loss) attributable to noncontrolling interest in subsidiary	46	(68)	(60)
Net income attributable to First Banks, Inc.	$6,710	3,399	6,898
Basic and diluted earnings (loss) per common share	$39.35	(97.67)	58.63

SELECTED FINANCIAL DATA

	March 31, 2013	December 31, 2012	March 31, 2012
Total assets	$6,397,735	6,509,126	6,678,238
Cash and cash equivalents	510,452	519,985	499,361
Investment securities	2,661,541	2,675,280	2,650,537
Loans, net of deferred loan fees	2,844,331	2,930,747	3,156,413
Allowance for loan losses	88,170	91,602	130,348
Goodwill	125,967	125,967	125,967
Deposits	5,520,527	5,648,499	5,856,718
Other borrowings	36,855	26,025	37,877
Subordinated debentures	354,153	354,133	354,076
Stockholders’ equity	297,066	299,959	275,732
Nonperforming assets	191,210	201,867	303,049

SELECTED FINANCIAL RATIOS

	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
Net interest margin	2.58%	2.68%	2.86%
Yield on loans	4.32	4.51	4.79
Cost of interest-bearing deposits	0.26	0.30	0.43
Loan-to-deposit ratio	51.52	51.89	53.89

About First Banks, Inc.

The Company had assets of $6.40 billion at March 31, 2013 and currently operates 131 branch banking offices in California, Florida, Illinois and Missouri. Through its subsidiary bank, First Bank, the Company offers a broad range of financial products and services to consumers, businesses and other institutions. Visit the Company on the web at www.firstbanks.com.

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Financial Disclosures
The financial disclosures presented in this press release reflect numeric disclosures prior to the categorical reclassifications for Discontinued Operations. The Discontinued Operations reclassifications and related disclosures may be found in the Company's Annual Report on Form 10-K as of and for the year ended December 31, 2012, as filed with the Securities and Exchange Commission (“SEC”) and available at the SEC's internet site (http://www.sec.gov), and such disclosures will also be presented in the Company's Quarterly Report on Form 10-Q as of and for the quarter ended March 31, 2013 upon filing with the SEC in May 2013.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about the Company's plans, objectives, estimates or projections with respect to our future financial condition and earnings including the ability of the Company to remain profitable, expected or anticipated revenues with respect to our results of operations and our business, expected improvement in our net interest income and margin, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties which may cause actual results to differ materially from those contemplated in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: deterioration in the Company's loan portfolio, increased competition and its effect on pricing, spending, third-party relationships, revenues and net interest margin; changes in interest rates and overall economic conditions; and the risk of new and changing regulation. Additional factors which may cause the Company's results to differ materially from those described in the forward-looking statements may be found in the Company's Annual Report on Form 10-K, as filed with the SEC and available at the SEC's internet site. The forward-looking statements in this press release speak only as of the date of the press release, and the Company does not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.